Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of HV Bancorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of HV Bancorp, Inc. and subsidiary (the “Company”) as of December 31, 2022 and 2021; the related consolidated statements of income, comprehensive (loss) income, changes in shareholders’ equity, and cash flows for the years then ended; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the Audit Committee and that: (1) relate to accounts or disclosures that are material to the financial statements; and (2) involve our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter, in any way, our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Loan Losses (ALL) – Qualitative Factors

Description of the Matter

The Company’s loan portfolio totaled $472.5 million as of December 31, 2022, and the associated ALL was $3.6 million. As discussed in Notes 1 and 4 to the consolidated financial statements, determining the amount of the ALL requires significant judgment about the collectability of loans, which includes an assessment of quantitative factors such as historical loss experience within each risk category of loans and testing of certain commercial loans for impairment. Management applies additional qualitative adjustments to reflect the inherent losses that exist in the loan portfolio at the balance sheet date that are not reflected in the historical loss experience. Qualitative adjustments are made based upon changes in economic conditions, volume and severity of past-due loans, nonaccrual and adversely classified loans, nature and volume of portfolio, value of underlying collateral, lending policies and procedures, lending management experience, depth, and ability, quality of loan review system and board oversight, effect of concentrations in credit and changes in level of such concentrations, and external factors.

We identified these qualitative adjustments within the ALL as critical audit matters because they involve a high degree of subjectivity. In turn, auditing management’s judgments regarding the qualitative factors applied in the ALL calculation involved a high degree of subjectivity.

How We Addressed the Matter in Our Audit

We gained an understanding of the Company’s process for establishing the ALL, including the qualitative adjustments made to the ALL. We evaluated the design and tested the operating effectiveness of controls over the Company’s ALL process, which included, among others, management’s review and approval controls designed to assess the need and level of qualitative adjustments to the ALL, as well as the reliability of the data utilized to support management’s assessment.

To test the qualitative adjustments, we evaluated the appropriateness of management’s methodology and assessed whether all relevant risks were reflected in the ALL and the need to consider qualitative adjustments.

Regarding the measurement of the qualitative adjustments, we evaluated the completeness, accuracy, and relevance of the data and inputs utilized in management’s estimate. For example, we compared the inputs and data to the Company’s historical loan performance data and third-party macroeconomic data. Furthermore, we analyzed the changes in the components of the qualitative reserves relative to changes in external market factors, the Company’s loan portfolio, and asset quality trends, which included the evaluation of management’s ability to capture and assess relevant data from both external sources and internal reports on loan customers and the supporting documentation for substantiating revisions to qualitative factors.

We also utilized internal credit review specialists with knowledge to evaluate the appropriateness of management’s risk-rating processes, to ensure that the risk ratings applied to the commercial loan portfolio were reasonable.

We have served as the Company’s auditor since 2018.

/s/ S.R. Snodgrass, P.C.

King of Prussia, Pennsylvania

March 30, 2023

HV Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share and per share data)

	December 31, 2022	December 31, 2021
Assets
Cash and due from banks	$4,348	$3,635
Non-interest-earning deposits with banks	1,050	2,858
Interest-earning deposits with banks	6,971	112,880
Federal funds sold	3,911	1,415

Cash and cash equivalents	16,280	120,788
Investment securities available-for-sale, at fair value	55,664	44,512
Investment securities held-to-maturity, at amortized cost	29,771	—
Equity securities	500	500
Loans held-for-sale, at fair value	15,239	40,480
Loans receivable, net of allowance for loan losses of $3,587 at December 31, 2022 and $2,368 at December 31, 2021	468,955	325,203
Bank-owned life insurance	10,263	6,557
Restricted investment in bank stock	2,052	2,008
Premises and equipment, net	2,602	3,160
Operating lease right-of-use asset	7,841	8,669
Accrued interest receivable	2,473	1,340
Mortgage banking derivatives	612	1,458
Mortgage servicing rights	202	3,382
Other real estate owned	59	—
Other assets	3,244	2,067

Total Assets	$615,757	$560,124

Liabilities and Shareholders’ Equity

Liabilities
Deposits	$525,238	$463,989
Advances from the Federal Home Loan Bank	26,593	26,431
Advances from the Federal Reserve’s Paycheck Protection Program liquidity facility (“PPPLF”)	—	3,119
Subordinated debt	9,997	9,996
Operating lease liabilities	8,234	9,030
Advances from borrowers for taxes and insurance	503	439
Other liabilities	3,099	4,484

Total Liabilities	573,664	517,488

Shareholders’ Equity
Preferred Stock, $0.01 par value, 2,000,000 shares authorized; no shares issued and outstanding as of December 31, 2022 and December 31, 2021	—	—
Common Stock, $0.01 par value, 20,000,000 shares authorized; 2,361,325 shares issued and 2,242,421 shares outstanding as of December 31, 2022; 2,272,625 shares issued and 2,170,397 shares outstanding as of December 31, 2021	23	23
Treasury Stock, at cost (118,904 shares at December 31, 2022 and 102,228 shares at December 31, 2021)	(1,855)	(1,483)
Additional paid in capital	22,011	21,324
Retained earnings	27,023	24,793
Accumulated other comprehensive loss	(3,266)	(148)
Unearned Employee Stock Option Plan	(1,843)	(1,873)

Total Shareholders’ Equity	42,093	42,636

Total Liabilities and Shareholders’ Equity	$615,757	$560,124

See the accompanying notes to the consolidated financial statements.

HV Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share)

	For the year ended December 31, 2022	For the year ended December 31, 2021
Interest Income
Interest and fees on loans	$20,345	$15,734
Interest and dividends on investments:
Taxable	1,533	579
Nontaxable	110	80
Interest on mortgage-backed securities and collateralized mortgage obligations	262	134
Interest on interest-earning deposits	621	181

Total Interest Income	22,871	16,708

Interest Expense
Interest on deposits	3,100	1,478
Interest on advances from the Federal Home Loan Bank	481	395
Interest on advances from the Federal Reserve PPPLF	1	72
Interest on subordinated debt	451	268

Total Interest Expense	4,033	2,213

Net Interest Income	18,838	14,495
Provision for Loan Losses	1,535	553

Net Interest Income After Provision for Loan Losses	17,303	13,942

Non-Interest Income
Fees for customer services	833	495
Increase in cash surrender value of bank-owned life insurance	236	149
Gain on sale of loans, net	6,492	14,853
Gain on sale of available-for-sale securities, net	16	106
Loss from derivative instruments	(777)	(1,203)
Change in fair value of loans held-for-sale	(623)	(1,353)
Gain on sale of mortgage servicing rights, net	972	—
Other	729	377

Total Non-Interest Income	7,878	13,424

Non-Interest Expense
Salaries and employee benefits	13,509	13,657
Occupancy	2,299	2,289
Federal deposit insurance premiums	496	490
Data processing related operations	1,303	1,466
Professional fees	1,162	971
Marketing	531	567
Merger expenses	495	—
Mortgage operations expenses	357	522
Other expenses	2,224	1,888

Total Non-Interest Expense	22,376	21,850
Income Before Income Taxes	2,805	5,516
Income Tax Expense	575	1,464

Net Income	$2,230	$4,052

Net Income per share:
Basic	$1.12	$2.04

Diluted	$1.06	$1.98

See the accompanying notes to the consolidated financial statements.

HV Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive (Loss) Income

(Dollars in thousands)

	For the year ended December 31, 2022	For the year ended December 31, 2021
Comprehensive (Loss) Income, Net of Taxes
Net Income	$2,230	$4,052
Other comprehensive loss, net of tax
Unrealized loss on investment securities available-for-sale securities (pre-tax ($4,407) and ($441) respectively)	(3,622)	(311)
Accretion of discount on securities transferred to held-to- maturity	515	—
Reclassification adjustment for gains included in income (pre-tax ($16) and ($106), respectively) (1)	(11)	(75)

Other comprehensive loss	(3,118)	(386)

Total Comprehensive (Loss) Income	$(888)	$3,666

(1)

Amounts are included in gain on sale of available-for-sale securities on the Consolidated Statements of Income as a separate element within non-interest income. Income tax expense is included in the Consolidated Statements of Income.

See the accompanying notes to the consolidated financial statements.

HV Bancorp, Inc. and Subsidiary

Consolidated Statements of Changes in Shareholders’ Equity

(In thousands, except share data)

	Common Stock	Shares Amount	Treasury Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned ESOP Shares	Total
Balance, January 1, 2021	2,189,408	$23	$(1,092)	$21,011	$20,741	$238	$(1,994)	$38,927

ESOP shares committed to be released	—	—	—	45	—	—	121	166
Treasury stock purchased	(20,911)	—	(391)	—	—	—	—	(391)
Stock option exercise	1,900	—	—	28	—	—	—	28
Stock option expense	—	—	—	58	—	—	—	58
Restricted stock expense	—	—	—	182	—	—	—	182
Net income	—	—	—	—	4,052	—	—	4,052
Other comprehensive income	—	—	—	—	—	(386)	—	(386)

Balance, December 31, 2021	2,170,397	$23	$(1,483)	$21,324	$24,793	$(148)	$(1,873)	$42,636

ESOP shares committed to be released	—	—	—	16	—	—	30	46
Treasury stock purchased	(16,676)	—	(372)	—	—	—	—	(372)
Restricted stock awards granted	80,000	—	—	—	—	—	—	—
Stock option exercise	8,700	—	—	136	—	—	—	136
Stock option expense	—	—	—	102	—	—	—	102
Restricted stock expense	—	—	—	433	—	—	—	433
Net income	—	—	—	—	2,230	—	—	2,230
Other comprehensive loss	—	—	—	—	—	(3,118)	—	(3,118)

Balance, December 31, 2022	2,242,421	$23	$(1,855)	$22,011	$27,023	$(3,266)	$(1,843)	$42,093

See the accompanying notes to the consolidated financial statements.

HV Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the year ended December 31, 2022	For the year ended December 31, 2021
Cash Flows from Operating Activities
Net income	$2,230	$4,052
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	674	706
Accretion of deferred loan fees	(1,228)	(2,569)
Amortization of right-of-use assets	828	859
Amortization of net securities premiums	232	106
Amortization of Federal Home Loan Bank premium	162	162
Gain on sale of available-for-sale securities, net	(16)	(106)
Gain on settlement of bank-owned life insurance	(354)	—
Gain on sale of mortgage servicing rights, net	(972)	—
Loss from derivative instruments	777	1,203
Provision for loan losses	1,535	553
Deferred income taxes	(370)	(642)
Earnings on bank-owned life insurance	(236)	(149)
Stock based compensation expense	535	240
ESOP compensation expense	46	166
Loans held for sale:
Originations, net of prepayments	(274,467)	(614,079)
Proceeds from sales	305,577	670,648
Gain on sales	(6,492)	(14,853)
Change in fair value of loans held for sale	623	1,353
Decrease (increase) in:
Accrued interest receivable	(1,133)	149
Prepaid and other assets	3,679	(2,650)
Decrease in other liabilities	(1,140)	(2,255)

Net cash provided by operating activities	30,490	42,894

Cash Flows from Investing Activities
Net increase in loans receivable	(144,118)	(9,376)
Activity in available-for-sale securities:
Proceeds from sales	9,982	5,537
Maturities and repayments	5,892	6,222
Purchases	(61,885)	(33,301)
Activity in held-for-sale securities:
Maturities and repayments	449	—
Purchase of bank-owned life insurance	(4,500)	—
Proceeds from settlement of bank-owned life insurance	1,384	—
Purchase of restricted investment in bank stock	(2,351)	(1,309)
Redemption of restricted investment in bank stock	2,307	1,022
Purchases of premises and equipment	(116)	(1,032)

Net cash used in investing activities	(192,956)	(32,237)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	61,249	(266,837)
Net increase (decrease) in advances from borrowers for taxes and insurance	64	(1,692)
Repayment of long-term borrowings from FRB PPPLF	(3,119)	(45,563)
Net proceeds from issuance of subordinated debt	—	9,996
Proceeds from exercise of stock option	136	28
Purchase of treasury stock	(372)	(391)

Net cash provided by (used in) financing activities	57,958	(304,459)

Decrease in Cash and Cash Equivalents	(104,508)	(293,802)
Cash and Cash Equivalents, beginning of year	120,788	414,590

Cash and Cash Equivalents, end of year	$16,280	$120,788

Supplementary Disclosure of Cash Flow Information
Cash paid during the year of interest	$3,821	$2,307

Cash paid during the year for income taxes	$1,661	$3,053

Supplementary Schedule of Noncash Investing Activities
Transfer from loans to real estate owned	$59	$—

Recognition of operating lease right-of-use assets	$—	$1,864

Recognition of operating lease obligations	$—	$1,864

Transfer of securities from available-for-sale to held-to-maturity	$30,220	$—

See the accompanying notes to the consolidated financial statements.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Nature of Business

HV Bancorp, Inc., a Pennsylvania Corporation (the “Company”) is the holding company of Huntingdon Valley Bank (the “Bank”) and was formed in connection with the conversion of the Bank from the mutual to the stock form of organization. On January 11, 2017, the mutual to stock conversion of the Bank was completed and the Company became the parent holding company for the Bank. Shares of the Company began trading on the Nasdaq Capital Market on January 12, 2017. The Company is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Bank”).

The Bank is a stock savings bank organized under the laws of the Commonwealth of Pennsylvania and is subject to comprehensive regulation and examination by the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking and Securities (“PADOB”). The Bank was organized in 1871, and currently provides residential and commercial loans to its general service area (Montgomery, Bucks and Philadelphia Counties of Pennsylvania, Burlington County, New Jersey and New Castle County, Delaware) as well as offering a wide variety of savings, checking and certificate of deposit accounts to its retail and business customers. In November 2020, the Bank formed a wholly-owned subsidiary, HVB Investment Management Inc. under the laws of the state of Delaware, as an investment company subsidiary to hold and manage certain investments. HVB Investment Management Inc. became operational in January 2021.

In accordance with federal and state regulations, at the time of the conversion from mutual to stock form, the Bank substantially restricted retained earnings by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation of the Bank, each account holder will be entitled to receive a distribution in an amount proportionate to the adjusted qualifying account balances then held.

The following is a description of the significant accounting policies of the Company.

The Company has evaluated subsequent events through the date of issuance of the financial statements included herein.

Proposed Merger with Citizens Financial Services, Inc.

As previously announced, on October 18, 2022, the Company, the Bank, Citizens Financial Services, Inc. (“Citizens Financial”), First Citizens Community Bank (“FCCB”) and CZFS Acquisition Company, LLC entered into a merger agreement that provides that the Company will merge with and into Citizens Financial, with Citizens Financial remaining as the surviving corporation (the “Merger”). Following the Merger, the Bank will merge with and into FCCB, with FCCB remaining as the surviving bank.

The Company’s shareholders approved the Merger on February 15, 2023. On March 24, 2023, the Pennsylvania Department of Banking and Securities approved the Merger and the Bank Merger. On March 30, 2023, the Board of Governors of the Federal Reserve System approved the Bank Merger and waived the application for the Merger. The completion of the Merger and the Bank Merger remain subject to customary closing conditions. The Merger is expected to close in the first half of 2023.

At the effective time of the Merger, each outstanding share of Company common stock will be converted into the right to receive, at the election of such holder, either (i) 0.4000 shares of Citizens Financial common stock, or (ii) $30.50 in cash, together with cash in lieu of fractional shares, if any. All such elections are subject to adjustment on a pro rata basis, so that 80% of the aggregate merger consideration paid to the Company shareholders will be the stock consideration and the remaining 20% will be the cash consideration.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

Basis of Financial Statement Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and general practices within the financial services industry.

Principles of Consolidation

The accompanying audited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statements of financial condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other-than-temporary impairments of securities, interest rate lock commitments (“IRLCs”), mandatory sales commitments, the valuation of mortgage loans held-for-sale, mortgage servicing rights, and the valuation of deferred tax assets.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers cash and cash equivalents to include cash, amounts due from banks, and interest-bearing deposits with banks with original maturities of three months or less.

Investment Securities

Management determines the appropriate classification of securities at the time of purchase.

Securities that management has both the positive intent and ability to hold to maturity are classified as securities held-to-maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method.

Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, to changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available-for-sale and carried at fair value with any adjustments to fair value, after tax, reported as a separate component of shareholders’ equity.

Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are calculated using the specific-identification method.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary, (“OTTI”) would be reflected in the statements of income. In evaluating loss for other-than-temporary impairment, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value and (4) whether the Company intends to sell the security or if it is more likely than not that the Company will be required to sell the security before the recovery of its amortized cost basis.

For debt securities where the Company has determined that other-than-temporary impairment exists and the Company does not intend to sell the security or if it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the impairment is separated into the amount that is

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

credit-related and the amount due to all other factors. The credit-related impairment is recognized in the statements of income and is the difference between an investment’s amortized cost basis and the present value of expected future cash flows discounted at the investment’s effective interest rate. The non-credit related loss is recognized in other comprehensive income (loss), net of income tax benefit. For debt securities classified as held-to-maturity, the amount of noncredit-related impairment is recognized in other comprehensive income (loss) and is accreted over the remaining life of the debt security as an increase in the carrying value of the investment.

Mortgage Banking Activities and Mortgage Loans Held for Sale

Loans held for sale (“LHS”) are originated and held until sold to permanent investors. Management accounts for loans held for sale at fair value. Fair value is determined on a recurring basis by utilizing quoted prices from dealers in such loans.

The fair value is determined on a recurring basis by utilizing quoted prices from dealers in such securities. Gains and losses on loan sales are recorded in non-interest income and direct loan origination costs and fees deferred and recognized upon sale and are included in non-interest income in the consolidated statements of income.

Risk Management and Derivative Instruments and Hedging Activities

The Company’s principal market exposure is to interest rate risk, specifically long-term U.S. Treasury and mortgage interest rates due to their impact on the fair value of mortgage loans held for sale and related commitments. The Company is subject to interest rate risk and price risk on its loans held for sale from the loan funding date until the date the loan is sold.

The Company uses derivative instruments as part of its overall strategy to manage its exposure to market risks primarily associated with fluctuations in interest rates. As a matter of policy, the Company does not use derivatives for speculative purposes. All of the Company’s derivative instruments are measured at fair value on a recurring basis and are included in the consolidated statements of financial condition as mortgage banking derivatives. The changes in the fair value of derivative instruments are included in non-interest income in the consolidated statements of income.

To Be Announced Securities

To be announced securities (“TBAs”) are “forward delivery” securities considered derivative instruments under derivatives and hedging accounting guidance. The Company utilizes TBAs to protect against the price risk inherent in derivative loan commitments.

TBAs are valued based on forward dealer marks from the Company’s approved counterparties. The Company utilizes a third-party market pricing service, which compiles current prices for instruments from market sources and those prices represent the current executable price.

TBAs are recorded at fair value on the consolidated statements of financial condition in mortgage banking derivatives or other liabilities with changes in fair value recorded as a gain (loss) from hedging instruments in non-interest income in the Consolidated Statements of Income.

The fair value of the Company’s derivative instruments, other than IRLCs, that are measured at fair value on a recurring basis is determined by utilizing quoted prices from dealers in such securities or third-party models utilizing observable market inputs.

Interest Rate Lock Commitments

Interest rate loan commitments known as IRLCs that relate to the origination of mortgages that will be held for sale upon funding are considered derivative instruments under the derivatives and hedging accounting guidance FASB ASC 815, Derivatives and Hedging. IRLCs are recognized at fair value on the consolidated statements of financial condition as mortgage banking derivatives or as other liabilities with changes in their fair values recorded as a gain (loss) from hedging instruments in non-interest income in the Consolidated Statements of Income.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

Forward Loan Sales Commitments

Outstanding IRLCs are subject to interest rate risk and related price risk during the period from the date of issuance through the date of loan funding, cancellation or expiration. IRLC generally range between 30 and 90 days; however, the borrower is not obligated to obtain the loan. The Company is subject to fallout risk related to IRLCs, which is realized if approved borrowers choose not to close on the loans within the terms of the IRLCs. See Note 11, Derivatives and Risk Management Activities. Forward loan sales commitments are recognized at fair value on the Consolidated Statements of Financial Condition as mortgage banking derivatives or as other liabilities with changes in their fair values recorded as a gain (loss) from hedging instruments in non-interest income in the Consolidated Statements of Income.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield in (interest income) of the related loans.

The loans receivable portfolio is segmented into Residential, Commercial, Construction and Consumer loans. Within Residential loans, the following classes exist: One-to-four family loans and home equity and home equity lines of credit (“HELOCs”). Within Commercial loans, the following classes exist: commercial real estate, commercial business loans, Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans and Main Street Lending Program. Within Consumer loans, the following classes exist: Medical education and other.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal.

Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, generally six months, and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the consolidated statement of financial condition date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

The allowance for loan losses is maintained at a level considered adequate to provide for probable losses inherent in the portfolio. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective; as it requires material estimates that may be susceptible to significant revision as more information becomes available.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential mortgage, home equity, HELOCs, medical education loans, and other consumer loans. Since the SBA fully guarantees the principal and interest of the PPP loans, unless the lender violated an obligation under the agreement, there is no allowance for loan loss calculation for the PPP loans as the loan losses, if any, are anticipated to be immaterial. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors.

These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.

5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

6.	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through objective data to analyze of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

Residential loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio.

The Company makes commercial loans for real estate development and other business purposes required by the customer base. The Company’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial mortgage loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial mortgage loans typically require a loan to value ratio of not greater than 80% and vary in terms.

The Company also makes construction loans to finance the construction of residential and commercial structures. These loans are made to individuals or commercial customers and are typically secured by the land and structures under construction. Construction loans have an inherently higher risk of repayment due to potential unforeseen delays in completion and changes in market conditions during the construction.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management, in determining impairment, include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial real estate loans, commercial business and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value.

For commercial and construction loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual residential mortgage loans, home equity loans, home equity line of credits, medical education loans and other consumer loans for impairment disclosures, unless such loans have been modified and accounted for as a troubled debt restructuring.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are generally restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. All loans classified as troubled debt restructurings are designated as impaired.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial and construction loans or when credit deficiencies arise, such as delinquent loan payments, for commercial real estate and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.

Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

In addition, Federal and State regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require to the Bank recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Mortgage Servicing Rights

The Company recognizes mortgage servicing rights as assets when mortgage loans are sold and the rights to service those loans are retained. Mortgage servicing rights are initially recorded at fair value by using discounted cash flows to calculate the present value of estimated future net servicing income.

The Company accounts for the mortgage servicing rights under the amortization method. The mortgage servicing rights are initially recorded at fair value and amortized in proportion to the estimated expected future net servicing income generated from servicing the loan. The mortgage servicing rights are evaluated for impairment by estimating the fair value of the mortgage servicing rights and comparing that value to the carrying amount. The Company obtains a third-party valuation to assist with estimating of the fair value of the mortgage servicing rights. A valuation allowance would be established if the carrying amount of these mortgage servicing rights exceeds fair value.

Bank-Owned Life Insurance

The Bank invests in bank-owned life insurance policies (“BOLI”) as a mechanism for funding various employee benefit costs. The Bank is the beneficiary of these policies that insure the lives of certain of its current and former officers. The Bank recognizes the cash surrender value under the insurance policies as an asset in the Consolidated Statement of Financial Condition. Changes in the cash surrender value are recorded in non-interest income in the Consolidated Statements of Income.

Restricted Investment in Bank Stock

Restricted investment in bank stocks, which represents required investments in the common stock of correspondent banks, is carried at cost, and consists of common stock of the Atlantic Community Bancshares, Inc. (“ACBI”) and Federal Home Loan Bank of Pittsburgh (“FHLB”) stock totaling $2,052,000 and $2,008,000 at December 31, 2022 and 2021, respectively.

Premises and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation. Land is carried at cost. Depreciation is charged to income on the straight-line method over the estimated useful lives of the assets or, in the case of leasehold improvements, the expected lease period, if shorter. When disposal of fixed assets occurs, the related cost and accumulated depreciation are removed from the asset accounts, and the gain or loss from these disposals is reflected in non-interest income.

The estimated useful lives are as follows:

Years
Land improvements	40
Office buildings and improvements	15 to 40
Leasehold improvements	5 to 15
Furniture and office equipment	3 to 7

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

Real Estate Owned

Real estate owned is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Real estate secured by residential one- to four- family properties in the process of foreclosure totaled $76,000 and $89,000 as of December 31, 2022 and 2021, respectively. There was $59,000 in real estate secured by residential one- to four- family properties held in Other Real Estate Owned at December 31, 2022. At December 31, 2021, there was no real estate secured by residential one- to four- family properties held in Other Real Estate Owned. There was no real estate secured by commercial properties held in Other Real Estate Owned at December 31, 2022 and 2021, respectively. Revenues and expenses from operations and changes in the valuation allowance are included in real estate owned expenses, as part of non-interest expenses. In addition, any gain or loss realized upon disposal is included in gain or loss on sale of other real estate owned, as part of non-interest expense.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company accounts for uncertain tax positions if it is more likely than not, based on the technical merits, the tax position will be realized or sustained upon examination. The term “more likely than not” means that a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

As of December 31, 2022 and 2021, the Company had no material unrecognized tax benefits or accrued interest and penalties. The Company’s policy is to account for interest as a component of interest expense and penalties as a component of other expense. Federal and state tax years 2020 through 2022 were open for examination as of December 31, 2022.

Transfer of Financial Assets

Transfers of financials assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Fair Value Measurements

Fair value of financial instruments is estimated using relevant market information and other assumptions. As more fully disclosed in Note 15, fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

Huntingdon Valley Bank Employee Stock Ownership Plan (“the ESOP”)

The cost of shares issued to the ESOP but not yet allocated to participants is shown as a reduction of shareholders’ equity. Compensation expense is based on the average market price of shares as they are committed to be released to participants’ accounts. If the Company declares a dividend, the dividends on the allocated shares would be recorded as dividends and charged to retained earnings. Dividends declared on common stock held by the ESOP and not allocated to the account of a participant can be used to repay the loan. Allocation of shares to the ESOP participants is contingent upon the repayment of the loan to the Company.

Treasury Stock

Share of the Company’s common stock that are repurchased are recorded in treasury stock at cost. On the date of subsequent re-issuance, the treasury stock account is reduced by the cost of such stock on a first-in, first-out basis.

Stock Options

The Company recognizes the value of share-based payment transactions as compensation costs in the financial statements over the period that an employee provides service in exchange for the award. The fair value of the share-based payments for stock options is estimated using the Black-Scholes option-pricing model.

Restricted Stock

The Company recognizes compensation cost related to restricted stock based on the market price of the stock at the grant date over the vesting period. The product of the number of shares granted and the grant date market price of the Company’s common stock determines the fair value of restricted stock under the equity incentive plan. The Company recognizes compensation expense for the fair value of the restricted stock on a straight-line basis over the requisite service period for the entire award.

Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing net income by the weighted-average number of common shares outstanding during the period. As ESOP shares are committed to be released, the shares become outstanding for EPS calculation purposes. ESOP shares not committed to be released are not considered outstanding for basic or diluted EPS calculations. The basic EPS calculation excludes the dilutive effect of all common stock equivalents. Diluted earnings per share reflects the weighted-average potential dilution that could occur if all potentially dilutive securities or other commitments to issue common stock were exercised or converted into common stock using the treasury stock method.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. This standard, along with several other subsequent codification updates, replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses that are expected to occur over the remaining life of a financial asset and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The amendments in this update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The new current expected credit losses model (“CECL”) will apply to the allowance for loan losses, available-for-sale and held-to-maturity debt securities, purchased financial assets with credit deterioration and certain off-balance sheet credit exposures.

Management has completed its implementation plan, segmentation and testing, and model validation. The implementation plan included drafting of additional controls and policies to govern data uploads to its third-party vendor, balancing and reconciling, testing and auditing of inputs, and review and decision-making surrounding segmentation, methodologies, qualitative factor adjustments, and reasonable and supportable forecasts and reversion techniques. Parallel runs were processed during 2022 and the results were consistent with management’s expectations. The implementation plan is currently going through the Company’s control structure and internal control testing is being performed.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

As a result of adopting this standard, the Company expects a decrease in its allowance effective January 1, 2023, to be in approximately $301,000. These estimates are subject to further refinements based on ongoing evaluations of our model, methodologies, and judgments, as well as prevailing economic conditions and forecasts as of the adoption date. The adoption of ASU 2016-13 is not expected to have a significant impact on our regulatory capital ratios.

At adoption, the Company expects an allowance for credit losses to be $46,000 for securities classified as HTM debt securities. No allowance was recorded related to AFS debt securities at the date of adoption, January 1, 2023.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Derivatives, and Hedging (Topic 815); and Financial Instruments (Topic 825), which affects a variety of topics in the Codification and applies to all reporting entities within the scope of the affected accounting guidance. ASU 2019-04 makes clarifying amendments to certain financial instrument standards. For entities that have not yet adopted ASU 2016-13, the effective dates for the amendments related to ASU 2016-13 are the same as the effective dates in ASU 2016-13. For entities that have not yet adopted ASU 2017-12 as of April 25, 2019, the effective dates for the amendments to Topic 815 are the same as the effective dates in ASU 2017-12. The Company qualifies as a smaller reporting company and does not expect to early adopt these ASUs.

In May 2019, the FASB issued ASU 2019-05, Financial Instruments – Credit Losses (Topic 326), which allows entities to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost upon adoption of the new credit losses standard. To be eligible for the transition election, the existing financial asset must otherwise be both within the scope of the new credit losses standard and eligible for applying the fair value option in ASC 825-10.3. The election must be applied on an instrument-by-instrument basis and is not available for either available-for-sale or held-to-maturity debt securities. For entities that elect the fair value option, the difference between the carrying amount and the fair value of the financial asset would be recognized through a cumulative-effect adjustment to opening retained earnings as of the date an entity adopted ASU 2016-13. Changes in fair value of that financial asset would subsequently be reported in current earnings. For entities that have not yet adopted the credit losses standard, the ASU is effective when they implement the credit losses standard. The Company qualifies as a smaller reporting company and have not adopted ASU 2016-13.

In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, to clarify its new credit impairment guidance in ASC 326, based on implementation issues raised by stakeholders. This Update clarified, among other things, that expected recoveries are to be included in the allowance for credit losses for these financial assets; an accounting policy election can be made to adjust the effective interest rate for existing troubled debt restructurings based on the prepayment assumptions instead of the prepayment assumptions applicable immediately prior to the restructuring event; and extends the practical expedient to exclude accrued interest receivable from all additional relevant disclosures involving amortized cost basis. For entities that have not yet adopted ASU 2016-13 as of November 26, 2019, the effective dates for ASU 2019-11 are the same as the effective dates and transition requirements in ASU 2016-13. The Company qualifies as a smaller reporting company and have not adopted ASU 2016-13.

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments. This ASU was issued to improve and clarify various financial instruments topics, including the current expected credit losses (CECL) standard issued in 2016. The ASU includes seven issues that describe the areas of improvement and the related amendments to GAAP; they are intended to make the standards easier to understand and apply and to eliminate inconsistencies, and they are narrow in scope and are not expected to significantly change practice for most entities. Among its provisions, the ASU clarifies that all entities, other than public business entities that elected the fair value option, are required to provide certain fair value disclosures under ASC 825, Financial Instruments, in both interim and annual financial statements. It also clarifies that the contractual term of a net investment in a lease under Topic 842 should be the contractual term used to measure expected credit losses under Topic 326.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

Amendments related to ASU 2016-13 for entities that have not yet adopted that guidance are effective upon adoption of the amendments in ASU 2016-13. Early adoption is not permitted before an entity’s adoption of ASU 2016-13. Other amendments are effective upon issuance of this ASU. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s consolidated financial statements.

In March 2022, the FASB issued ASU 2022-02, Financial Instruments - Credit Losses (ASC 326): Troubled Debt Restructurings (TDRs) and Vintage Disclosures. The guidance amends ASC 326 to eliminate the accounting guidance for TDRs by creditors, while enhancing disclosure requirements for certain loan refinancing and restructuring activities by creditors when a borrower is experiencing financial difficulty. Specifically, rather than applying TDR recognition and measurement guidance, creditors will determine whether a modification results in a new loan or continuation of existing loan. These amendments are intended to enhance existing disclosure requirements and introduce new requirements related to certain modifications of receivables made to borrowers experiencing financial difficulty. Additionally, the amendments to ASC 326 require that an entity disclose current-period gross write-offs by year of origination within the vintage disclosures, which requires that an entity disclose the amortized cost basis of financing receivables by credit quality indicator and class of financing receivable by year of origination. The guidance is only for entities that have adopted the amendments in Update 2016-13 for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early adoption using prospective application, including adoption in an interim period where the guidance should be applied as of the beginning of the fiscal year. The Company is currently evaluating the impact of the ASU on the Company’s consolidated financial statements.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820) – Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. This amendment clarifies the guidance in Topic 820, Fair Value Measurement, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security. It also introduces new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820. The amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted. The amendments will be applied prospectively, with any adjustments from the adoption of the amendments recognized in earnings and disclosed on the date of adoption. The Company is currently evaluating the impact of the ASU on the Company’s consolidated financial statements.

2. Investment Securities

Investment securities available-for-sale at December 31, 2022 were comprised of the following:

	December 31, 2022
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Governmental securities	$3,010	$—	$(123)	$2,887
U.S. Treasury securities	39,843	—	(1,287)	38,556
Corporate notes	12,535	—	(753)	11,782
Collateralized mortgage obligations - agency residential	1,754	—	(73)	1,681
Mortgage-backed securities - agency residential	553	—	(42)	511
Bank CDs	249	—	(2)	247

	$57,944	$—	$(2,280)	$55,664

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

Investment securities held-to-maturity at December 31, 2022 were comprised of the following:

	December 31, 2022
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Governmental securities	$2,218	$—	$(124)	$2,094
Corporate notes	7,857	—	(641)	7,216
Collateralized mortgage obligations - agency residential	7,236	—	(445)	6,791
Mortgage-backed securities - agency residential	6,708	—	(484)	6,224
Municipal securities	5,752	2	(416)	5,338

	$29,771	$2	$(2,110)	$27,663

In June 2022, the Company transferred approximately $30.2 million at amortized cost of available-for-sale securities to the held-to maturity category with $3.1 million in gross unrealized losses associated with those securities that were transferred from available-for-sale to held-to-maturity.

Investment securities available-for-sale at December 31, 2021 were comprised of the following:

	December 31, 2021
		Gross	Gross
	Amortized	Unrealized	Unrealized
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
U.S. Governmental securities	$3,596	$—	$(84)	$3,512
Corporate notes	18,805	174	(112)	18,867
Collateralized mortgage obligations - agency residential	7,754	6	(96)	7,664
Mortgage-backed securities - agency residential	7,656	2	(115)	7,543
Municipal securities	6,412	62	(55)	6,419
Bank CDs	499	8	—	507

	$44,722	$252	$(462)	$44,512

The scheduled maturities of investment securities at December 31, 2022 were as follows:

	December 31, 2022
	Available-for-Sale		Held-to-Maturity
	Amortized		Amortized
(Dollars in thousands)	Cost	Fair Value	Cost	Fair Value
Due in one year or less	$2,249	$2,227	$—	$—
Due from more than one to five years	46,398	44,785	5,353	4,882
Due from more than five to ten years	8,047	7,465	8,849	8,278
Due after ten years	1,250	1,187	15,569	14,503

	$57,944	$55,664	$29,771	$27,663

Securities with a fair value of $43.0 million and $5.6 million at December 31, 2022 and 2021, respectively, were pledged to secure public deposits and for other purposes as required by law.

Proceeds from the sale of available-for-sale securities for the year ended December 31, 2022 were $10.0 million. Gross realized gains on such sales were approximately $16,000 and there were no gross realized losses on such sales.

Proceeds from the sale of available-for-sale securities for the year ended December 31, 2021 were $5.5 million. Gross realized gains on such sales were approximately $123,000 and there were $17,000 gross realized losses on such sales.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The following tables summarize the unrealized loss positions of securities at December 31, 2022 and 2021:

	December 31, 2022
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Loss	Value	Loss	Value	Loss
Available-for-sale:
U.S. Governmental securities	$1,953	$(57)	$934	$(66)	$2,887	$(123)
U.S. Treasury securities	38,556	(1,287)	—	—	38,556	(1,287)
Corporate notes	7,989	(394)	3,793	(359)	11,782	(753)
Collateralized mortgage obligations - agency residential	1,384	(63)	297	(10)	1,681	(73)
Mortgage-backed securities - agency residential	511	(42)	—	—	511	(42)
Bank CDs	247	(2)	—	—	247	(2)

	$50,640	$(1,845)	$5,024	$(435)	$55,664	$(2,280)

Held-to-Maturity:
U.S. Governmental securities	$—	$—	$2,094	$(124)	$2,094	$(124)
Corporate notes	2,075	(136)	5,141	(505)	7,216	(641)
Collateralized mortgage obligations - agency residential	2,866	(134)	3,925	(311)	6,791	(445)
Mortgage-backed securities - agency residential	787	(56)	5,437	(428)	6,224	(484)
Municipal securities	1,795	(170)	3,022	(246)	4,817	(416)

	$7,523	$(496)	$19,619	$(1,614)	$27,142	$(2,110)

	December 31, 2021
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Loss	Value	Loss	Value	Loss
Available-for-sale:
U.S. Governmental securities	$3,512	$(84)	$—	$—	$3,512	$(84)
Corporate notes	8,457	(102)	1,507	(10)	9,964	(112)
Collateralized mortgage obligations - agency residential	5,698	(96)	—	—	5,698	(96)
Mortgage-backed securities - agency residential	7,254	(115)	—	—	7,254	(115)
Municipal securities	3,649	(55)	—	—	3,649	(55)
Bank CDs	—	—	—	—	—	—

	$28,570	$(452)	$1,507	$(10)	$30,077	$(462)

At December 31, 2022 and 2021, the investment portfolio included eight and four U.S. Governmental securities, with total fair values of $5.0 million and $3.5 million at December 31, 2022 and 2021, respectively. Of these securities, eight and four securities were in an unrealized loss position as of December 31, 2022 and 2021, respectively. The U.S Government securities are zero risk weighted for capital purposes and are guaranteed for repayment of principal and interest. As of December 31, 2022 and 2021, management found no evidence of OTTI on any of the U.S. Governmental securities held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At December 31, 2022, the investment portfolio included eight U.S. Treasury securities with total fair values of $38.6 million. As of December 31, 2022, eight securities were in an unrealized loss position. The U.S Treasury securities are zero risk weighted for capital purposes. As of December 31, 2022, management found no evidence of OTTI on any of the U.S. Treasury securities in an unrealized loss position held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

At December 31, 2022 and 2021, the investment portfolio included thirty and twenty-six corporate notes with total fair values of $19.0 million and $18.9 million, respectively. Of these securities, thirty and fifteen were in an unrealized loss position as of December 31, 2022 and 2021, respectively. As of December 31, 2022, twenty-six of the thirty corporate notes in an unrealized loss position continue to maintain investment grade ratings. As of December 31, 2022 and 2021, management found no evidence of OTTI on any of the corporate notes held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At December 31, 2022 and 2021, the investment portfolio included eighteen and twelve collateralized mortgage obligations (CMOs) with total fair values of $8.5 million and $7.7 million at December 31, 2022 and 2021, respectively. Of these securities, eighteen and nine were in an unrealized loss position as of December 31, 2022 and 2021, respectively. The CMO portfolio is comprised of 100% agency (FHLMC, FNMA and GNMA) investment grade bonds. As of December 31, 2022 and 2021, management found no evidence of OTTI on any of the CMOs held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At December 31, 2022 and 2021, the investment portfolio included fourteen and eleven mortgage backed securities (MBS) with a total fair value of $6.7 million and $7.5 million at the end of each period, respectively. There were fourteen and ten securities in an unrealized loss position as of December 31, 2022 and 2021. The MBS portfolio is comprised of 100% agency (FHLMC, FNMA and GNMA) investment grade bonds. As of December 31, 2022 and 2021, management found no evidence of OTTI on any of the MBS held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At December 31, 2022 and 2021, the investment portfolio included twelve and eleven municipal securities with a total fair value of $5.3 million and $6.4 million, respectively. As of December 31, 2022 and 2021, there were eleven and six securities in in an unrealized loss position. As of December 31, 2022 and 2021, the Company’s municipal portfolio were purchased from issuers that were located in Pennsylvania and continued to maintain investment grade ratings. Each of the municipal securities is reviewed quarterly for impairment. This includes research on each issuer to ensure the financial stability of the municipal entity. As of December 31, 2022 and 2021, management found no evidence of OTTI on any of the Municipal securities held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At December 31, 2022 and 2021, the investment portfolio included one and two Bank CDs with a total fair value of $247,000 and $507,000 at the end of each period, respectively. As of December 31, 2022, the one security was in an unrealized loss position. There were no securities in an unrealized loss position as of December 31, 2021. The Bank CDs are fully insured by the FDIC. As of December 31, 2022 and 2021, management found no evidence of OTTI on any of the Bank CDs held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

3. Equity Securities

The Company maintains an equity security portfolio that consists of $500,000 at December 31, 2022 and 2021. As of December 31, 2022 and 2021, the Company determined that the equity investment did not have a readily determinable fair value measure and is carrying the equity investment at cost, less impairment, adjusted for changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The following table presents the carrying amount of the Company’s equity investment at December 31, 2022 and 2021:

	December 31, 2022
(dollars in thousands)	Year-to-date	Life-to-date
Amortized cost	$500	$500
Impairment	—	—
Observable price changes	—	—

Carrying value	$500	$500

	December 31, 2021
(dollars in thousands)	Year-to-date	Life-to-date
Amortized cost	$500	$500
Impairment	—	—
Observable price changes	—	—

Carrying value	$500	$500

4. Loans Receivable

Loans receivable at December 31, 2022 and 2021, were comprised of the following:

(Dollars in thousands)	December 31, 2022	December 31, 2021
Residential:
One-to four-family	$154,953	$106,335
Home equity and HELOCs	2,293	3,172
Commercial:
Commercial real estate	185,811	116,882
Commercial business	54,464	30,164
SBA PPP loans	472	22,912
Main Street Lending Program	1,564	1,605
Construction	69,195	42,866
Consumer:
Medical education	3,695	4,409
Other	376	17

	472,823	328,362

Unearned discounts, origination and commitment fees and costs	(281)	(791)
Allowance for loan losses	(3,587)	(2,368)

	$468,955	$325,203

In November 2017, the Bank entered into a loan purchase agreement with a broker to purchase a portfolio of private education loans made to American citizens attending American Medical Association (“AMA”) approved medical schools in Caribbean nations. The broker serves as a lender, holder, program designer and developer, administrator, and secondary market for the loan portfolios they generate. At December 31, 2022, the balance of the private education loans was $3.7 million. The private student loans are made following a proven credit criteria and were underwritten in accordance with the Bank’s policies. At December 31, 2022, there were seven loans with a balance of approximately $514,000 that were past due 90 days or more. The Company allocated increased allowance for loan loss provisions to the medical education loans for the year ended December 31, 2022 primarily as a result of charge-offs totaling $314,000.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

Overdraft deposits are reclassified as consumer loans and are included in the total loans on the Consolidated Statements of Financial Condition. Overdrafts were $67,000 and $17,000 at December 31, 2022 and 2021, respectively. Included in the other consumer at December 31, 2022, was $309,000 related to other consumer loans offered to customers to assist with funeral expenses.

The following tables summarize the activity in the allowance for loan losses by loan class for the year ended December 31, 2022 and 2021:

Allowance for Loan Losses	December 31, 2022
(Dollars in thousands)	Beginning Balance	Charge- offs	Recoveries	(Credit) Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairments
Residential:
One-to four-family	$322	$—	$—	$146	$468	$—	$468
Home equity and HELOCs	8	—	—	(2)	6	—	6
Commercial:
Commercial real estate	819	—	—	464	1,283	—	1,283
Commercial business	341	(75)	—	437	703	—	703
SBA PPP loans	—	—	—	—	—	—	—
Main Street Lending Program	27	—	—	—	27	—	27
Construction	460	—	—	294	754	—	754
Consumer:
Medical Education	391	(314)	81	167	325	—	325
Other	—	(8)	—	29	21	—	21
Unallocated	—	—	—	—	—	—	—

	$2,368	$(397)	$81	$1,535	$3,587	$—	$3,587

Allowance for Loan Losses	December 31, 2021
(Dollars in thousands)	Beginning Balance	Charge- offs	Recoveries	(Credit) Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairments
Residential:
One-to four-family	$637	$—	$—	$(315)	$322	$—	$322
Home equity and HELOCs	15	—	—	(7)	8	—	8
Commercial:
Commercial real estate	519	—	—	300	819	—	819
Commercial business	280	—	—	61	341	—	341
SBA PPP loans	—	—	—	—	—	—	—
Main Street Lending Program	27	—	—	—	27	—	27
Construction	74	—	—	386	460	—	460
Consumer:
Medical Education	368	(210)	8	225	391	—	391
Other	—	—	—	—	—	—	—
Unallocated	97	—	—	(97)	—	—	—

	$2,017	$(210)	$8	$553	$2,368	$—	$2,368

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The Company maintains a general allowance for loan losses based on evaluating known and inherent risks in the loan portfolio, including management’s continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, and current and anticipated economic conditions. The reserve is an estimate based upon factors and trends identified by management at the time the financial statements are prepared. Since the SBA fully guarantees the principle and interest of the PPP loans, unless the lender violated an obligation under the agreement, there is no allowance for loan loss calculation for the PPP loans as the loan losses, if any, are anticipated to be immaterial. The Company allocated increased allowance for loan loss provisions to the medical education loans for the year ended December 31, 2022 and 2021 as a result of charge-offs totaling $314,000, and $210,000, respectively. The Company allocated increased allowance for loan loss provisions to commercial business loans and other consumer loans for the year ended December 31, 2022 as a result of charge-offs totaling $75,000 and $8,000, respectively.

The following tables summarize information to the related to the recorded investment in loans receivable by loan class as of December 31, 2022 and 2021:

	December 31, 2022
	Loans Receivable
(Dollars in thousands)	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Residential:
One-to four-family	$154,953	$1,885	$153,068
Home equity and HELOCs	2,293	62	2,231
Commercial:
Commercial real estate	185,811	113	185,698
Commercial business	54,464	38	54,426
SBA PPP loans	472	—	472
Main Street Lending Program	1,564	—	1,564
Construction	69,195	—	69,195
Consumer:
Medical education	3,695	—	3,695
Other	376	—	376

	$472,823	$2,098	$470,725

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

	December 31, 2021
	Loans Receivable
(Dollars in thousands)	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Residential:
One-to four-family	$106,335	$1,064	$105,271
Home equity and HELOCs	3,172	—	3,172
Commercial:
Commercial real estate	116,882	181	116,701
Commercial business	30,164	71	30,093
SBA PPP loans	22,912	—	22,912
Main Street Lending Program	1,605	—	1,605
Construction	42,866	1,168	41,698
Consumer:
Medical education	4,409	—	4,409
Other	17	—	17

	$328,362	$2,484	$325,878

The following tables summarize information related to impaired loans by loan portfolio class as of and for the year ended December 31, 2022 and 2021:

	December 31, 2022
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Record Investment	Interest Income Recognized
With no related allowance recorded
Residential:
One-to four-family	$1,885	$2,075	$—	$1,463	$—
Home equity and HELOCs	62	62	—	12	—
Commercial:
Commercial real estate	113	113	—	141	8
Commercial business	38	38	—	56	3
SBA PPP loans	—	—	—	—	—
Main Street Lending Program	—	—	—	—	—
Construction	—	—	—	349	—

	2,098	2,288	—	2,021	11

With an allowance recorded
Residential:
One-to four-family	—	—	—	—	—
Home equity and HELOCs	—	—	—	—	—
Commercial:
Commercial real estate	—	—	—	—	—
Commercial business	—	—	—	—	—
Construction	—	—	—	—	—

	—	—	—	—	—

	$2,098	$2,288	$—	$2,021	$11

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

	December 31, 2021
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Record Investment	Interest Income Recognized
With no related allowance recorded
Residential:
One-to four-family	$1,064	$1,223	$—	$990	$—
Home equity and HELOCs	—	—	—	—	—
Commercial:
Commercial real estate	181	181	—	504	36
Commercial business	71	71	—	83	5
SBA PPP loans	—	—	—	—	—
Main Street Lending Program	—	—	—	—	—
Construction	1,168	1,168	—	618	—

	2,484	2,643	—	2,195	41

With an allowance recorded
Residential:
One-to-four family	—	—	—	—	—
Home equity and HELOCs	—	—	—	—	—
Commercial:
Commercial real estate	—	—	—	—	—
Commercial business	—	—	—	—	—
Construction	—	—	—	—	—

	—	—	—	—	—

	$2,484	$2,643	$—	$2,195	$41

If these loans were performing under the original contractual rate, interest income on such loans would have increased approximately $73,000 and $102,000 for the year ended December 31, 2022 and 2021, respectively.

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2022 and 2021:

(Dollars in thousands)	December 31, 2022	December 31, 2021
Residential:
One-to four-family	$1,885	$1,064
Home equity and HELOCs	62	68
Commercial:
Commercial real estate	—	—
Commercial business	—	95
SBA PPP loans	—	—
Main Street Lending Program	—	—
Construction	—	1,168
Consumer:
Medical education	1,079	1,358
Other	—	—

	$3,026	$3,753

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The following tables summarize the aggregate Pass and criticized categories of Special Mention, Substandard and Doubtful within the Bank’s internal risk rating system as of December 31, 2022 and 2021:

	December 31, 2022
(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Residential:
One-to four-family	$153,068	$—	$1,885	$—	$154,953
Home equity and HELOCs	2,231	—	62	—	2,293
Commercial:
Commercial real estate	184,214	1,484	113	—	185,811
Commercial business	54,426	—	38	—	54,464
SBA PPP loans	472	—	—	—	472
Main Street Lending Program	1,564	—	—	—	1,564
Construction	69,195	—	—	—	69,195
Consumer:
Medical education	2,616	—	1,079	—	3,695
Other	376	—	—	—	376

	$468,162	$1,484	$3,177	$—	$472,823

	December 31, 2021
(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Residential:
One-to four-family	$105,270	$—	$1,064	$—	$106,335
Home equity and HELOCs	3,104	—	68	—	3,172
Commercial:
Commercial real estate	115,164	1,537	181	—	116,882
Commercial business	29,999	—	166	—	30,164
SBA PPP loans	22,912	—	—	—	22,912
Main Street Lending Program	1,605	—	—	—	1,605
Construction	41,698	—	1,168	—	42,866
Consumer:
Medical education	3,051	—	1,358	—	4,409
Other	17	—	—	—	17

	$322,820	$1,537	$4,005	$—	$328,362

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The following tables present the segments of the loan portfolio summarized by aging categories as of December 31, 2022 and 2021:

	December 31, 2022
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Loans Receivable >90 Days and Accruing
Residential:
One-to four-family	$760	$166	$1,262	$2,188	$152,765	$154,953	$—
Home equity and HELOCs	22	—	—	22	2,271	2,293	—
Commercial:
Commercial real estate	—	—	—	—	185,811	185,811	—
Commercial business	—	—	—	—	54,464	54,464	—
SBA PPP loans	18	—	—	18	454	472	—
Main Street Lending Program	—	—	—	—	1,564	1,564	—
Construction	—	—	—	—	69,195	69,195	—
Consumer:
Medical education	381	149	514	1,044	2,651	3,695	—
Other	—	—	—	—	376	376	—

	$1,181	$315	$1,776	$3,272	$469,551	$472,823	$—

	December 31, 2021
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Loans Receivable >90 Days and Accruing
Residential:
One-to four-family	$1,292	$137	$680	$2,109	$104,226	$106,335	$—
Home equity and HELOCs	—	—	68	68	3,104	3,172	—
Commercial:
Commercial real estate	—	—	—	—	116,882	116,882	—
Commercial business	95	—	—	95	30,069	30,164	—
SBA PPP loans	—	—	—	—	22,912	22,912	—
Main Street Lending Program	—	—	—	—	1,605	1,605	—
Construction	—	—	1,168	1,168	41,698	42,866	—
Consumer:
Medical education	452	605	39	1,096	3,313	4,409	—
Other	—	—	—	—	17	17	—

	$1,839	$742	$1,955	$4,536	$323,826	$328,362	$—

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The Bank may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan that is then identified as a troubled debt restructuring (“TDR”). The Company may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are disclosed as and considered impaired loans for purposes of calculating the Company’s allowance for loan losses.

The Bank may identify loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions and negative trends may result in a payment default in the near future.

At December 31, 2022 and 2021, the Bank had two loans identified as TDRs totaling $151,000 and $193,000, respectively. At December 31, 2022 and 2021, all of the TDRs were performing in compliance with their restructured terms and on an accrual status. There were no modifications to loans classified as TDRs in 2022 and 2021. No additional loan commitments were outstanding to these borrowers at December 31, 2022 and 2021. At December 31, 2022 and 2021, there were no specific reserves related to the TDRs.

The following table details the Bank’s TDRs at December 31, 2022:

(Dollars in thousands)	Number Of Loans	Accrual Status	Non-Accrual Status	Total TDRs
Commercial real estate	1	$113	$—	$113
Commercial business	1	38	—	38

Total	2	$151	$—	$151

The following table details the Bank’s TDRs at December 31, 2021:

(Dollars in thousands)	Number Of Loans	Accrual Status	Non-Accrual Status	Total TDRs
Commercial real estate	1	$122	$—	$122
Commercial business	1	71	—	71

Total	2	$193	$—	$193

5. Mortgage Servicing Rights

During 2020, the Company began selling a portfolio of residential mortgage loans to a third party, while retaining the rights to service the loans. As of December 31, 2022 and 2021, the value of the mortgage servicing rights associated with the loan sales totaled $202,000 and $3.4 million. During the year ended December 31, 2022, the Company had a bulk sale of MSRs with an underlying unpaid principal balance of $350 million in loans to an unrelated party for a gain of $972,000. These retained servicing rights were recorded as a servicing asset and were initially recorded at fair value and changes to the balance of mortgage servicing rights are recorded in non-interest income on loans in the Company’s Consolidated Statements of Income. Servicing income, which includes late and ancillary fees, was $272,000 and $858,000 for the year ended December 31, 2022 and 2021.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The following is a summary of the changes in the carrying value of the Company’s mortgage servicing rights, accounted for under the amortization method for the year ended December 31, 2022 and 2021:

(Dollars in thousands)	December 31, 2022	December 31, 2021
Balance at beginning of period	$3,382	$2,041
Servicing rights retained from loans sold	216	2,137
Amortization and other	(206)	(796)
Mortgage servicing rights sold	(3,190)	—
Valuation allowance provision	—	—

Balance at end of period	$202	$3,382

Fair value, end of year	$241	$4,249

The key data and assumptions used in estimating the fair value of the Company’s mortgage servicing rights as of December 31, 2022 and 2021 were as follows:

	December 31, 2022	December 31, 2021
Long run Constant Prepayment Rate	4.99%	7.67%
Weighted-Average Life (in years)	28.1	27.4
Weighted-Average Note Rate	4.259%	2.924%
Weighted-Average Discount Rate	9.50%	9.00%

6. Premises and Equipment

Premises and equipment are summarized by major classification at December 31, 2022 and 2021, as follows:

(Dollars in thousands)	December 31, 2022	December 31, 2021
Automobile	$119	$119
Land	334	334
Land improvements	477	477
Office buildings and improvements	722	722
Leasehold improvements	1,563	1,557
Furniture and equipment	5,430	5,320

Total Cost	8,645	8,529
Accumulated depreciation	(6,043)	(5,369)

	$2,602	$3,160

Depreciation expense for the year ended December 31, 2022 and 2021, was $674,000 and $706,000, respectively.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

7. Deposits

Deposits at December 31, 2022 and 2021 consisted of the following:

(Dollars in thousands)	December 31, 2022	December 31, 2021
Demand accounts-interest bearing	$86,668	$76,474
Demand accounts-non-interest bearing	202	174
Money market deposit accounts	111,707	101,309
Passbook and statement accounts	38,259	37,359
Checking accounts	221,385	216,499

Subtotal - core deposits	458,221	431,815
Certificates of deposit	67,017	32,174

Total deposits	$525,238	$463,989

At December 31, 2022, scheduled maturities of certificates of deposit for the periods are as follows:

(Dollars in thousands)
December 31, 2023	$57,878
December 31, 2024	5,559
December 31, 2025	2,544
December 31, 2026	669
December 31, 2027	325
December 31 2028 and thereafter	42

$67,017

At December 31, 2022 and 2021, brokered deposits totaled $40.9 million and $10.0 million, respectively. In addition, the Company has certificates of deposit in denominations of $250,000 or more of $4.7 million and $7.1 million at December 31, 2022 and 2021.

8. Borrowings

The following table details the Company’s fixed rate advances from the Federal Reserve PPPLF as of December 31, 2021:

Federal Reserve PPPLF long-term borrowings:

				(Dollars in thousands)
Issue Date	Maturity	Advance Type	Interest Rate	December 31, 2021
05/19/20	04/14/22	Fixed Rate	0.350%	$10
05/21/20	04/15/22	Fixed Rate	0.350%	2,785
05/21/20	04/19/22	Fixed Rate	0.350%	70
05/29/20	04/21/22	Fixed Rate	0.350%	249
07/27/20	05/04/22	Fixed Rate	0.350%	5

				$3,119

The borrowings were fully collateralized by the PPP loans originated by the Bank. There were no outstanding advances from the PPPLF as of December 31, 2022.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The following table details the Company’s fixed rate advances from the FHLB as of December 31, 2022 and 2021:

FHLB long-term borrowings:

				(Dollars in thousands)
Issue Date	Maturity	Advance Type	Interest Rate	December 31, 2022	December 31, 2021
07/07/20	07/07/25	Fixed Rate	0.851%	$26,593	$26,431

				$26,593	$26,431

Under terms of its collateral agreement with the FHLB, the Company maintains otherwise unencumbered qualifying assets (principally qualifying one- to four- family residential mortgage loans and U.S. government agency and mortgage-backed securities) in the amount of at least as much as its advances from the FHLB. The Company’s FHLB stock is also pledged to secure these advances.

The Company has borrowing facilities with the FHLB, including access to an “Open Repo Plus” line with a maturity up to three months as well as access to advances with maturities up to 30 years. The combined available total of the facilities or maximum borrowing capacity (“MBC”) is approximately $204.0 million as of December 31, 2022. The Open Repo Plus line has a maximum limit of up to one half of the MBC. The MBC changes as a function of the Company’s qualifying collateral assets, and the amount of funds received may be reduced by additional required purchases of FHLB stock. As of December 31, 2022 and 2021, the Company had no borrowings outstanding under the Open Repo Plus line. The Company had outstanding FHLB advances totaling $26.6 million and $26.4 million as of December 31, 2022 and 2021, respectively. The Company had $61.5 million outstanding in letters of credit to secure deposits, which reduced the maximum borrowing capacity at December 31, 2022.

During July 2020, the Company refinanced advances of $27.0 million from the Federal Home Loan Bank to reduce the cost of borrowing. The Company incurred a prepayment fee of $810,000. The advances of $27.0 million were refinanced to a five year term at 85 basis points with an effective rate of 1.45% including the impact of the prepayment fee. The refinancing was accounted for as a loan modification.

The Company also has available lines of credit totaling $6.0 million with ACBI which the Company had not borrowed against for the year ended December 31, 2022. The Company has an available line of credit of $3.0 million with ACBI which the Company had not borrowed against for the year ended December 31, 2021.

9. Subordinated debt

On May 28, 2021, the Company issued a $10.0 million subordinated note. This note has a maturity date of May 28, 2031, and bears interest at a fixed rate of 4.50% per annum through May 28, 2026. Thereafter, the note rate is adjustable and resets quarterly based on the then current 90-day average Secured Overnight Financing Rate (“SOFR”) plus 325 basis points for U.S. dollar denominated loans as published by the Federal Reserve Bank of New York. The Company may, at its option, at any time on an interest payment date, on or after May 28, 2026, redeem the notes, in whole or in part, at par plus accrued interest to the date of redemption.

The Note is not subject to redemption at the option of the holder. Principal and interest on the Note is subject to acceleration only in limited circumstances. The Note is an unsecured, subordinated obligation of the Company, is not an obligation of, and is not guaranteed by, any subsidiary of the Company, and ranks junior in right of payment to the Company’s current and future senior indebtedness.

The balance and unamortized issuance costs of subordinated debt at December 31, 2022 are as follows (in thousands):

(Dollars in thousands)	Principle	Unamortized Debt Issuance Costs	Net Balance
4.5% subordinated notes, due May 28, 2031	$10,000	$(3)	$9,997

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

10. Regulatory Capital

Information presented for December 31, 2022 and 2021, reflects the Basel III capital requirements that became effective January 1, 2015 for the Bank. Under these capital requirements and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk- weightings and other factors.

Federal bank regulators require the Bank maintain minimum ratios of core capital to adjusted average assets of 4.0%, common equity Tier 1 capital to risk-weighted assets of 4.5%, Tier 1 capital to risk-weighted assets of 6.0% and total risk-based capital to risk-weighted assets of 8.0%. At December 31, 2022, the Bank met all the capital adequacy requirements to which they were subject. In February 2022, the Company infused $5.0 million to the Bank as Tier 1 capital. At December 31, 2022, the Bank was “well capitalized” under the regulatory framework for prompt corrective action. To be “well capitalized,” the Bank must maintain minimum leverage, common equity Tier 1 risk-based, Tier 1 risk-based and total risk-based capital ratios of at least 5.0%, 6.5%, 8.0% and 10.0%, respectively. Management believes that no conditions or events have occurred since December 31, 2022 that would materially adversely change the Bank’s capital classifications. From time to time, the Bank may need to raise additional capital to support the Bank’s further growth and to maintain its “well capitalized” status.

The Bank’s actual capital amounts and ratios are presented in the table (dollars in thousands):

	Actual		Capital Adequacy Purposes		To Be Well Capitalized Under the Prompt Corrective Action Provision
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2022
Total risk-based capital (to risk-weighted assets)	$57,321	11.4%	$40,282	>8.0%	$50,353	> 10.0%
Tier 1 capital (to risk-weighted assets)	53,734	10.7	>30,212	>6.0	>40,282	>8.0
Tier 1 capital (to average assets)	53,734	8.7	>24,754	>4.0	>30,942	>5.0
Tier 1 common equity (to risk-weighted assets)	53,734	10.7	>22,659	>4.5	>32,729	>6.5

As of December 31, 2021
Total risk-based capital (to risk-weighted assets)	$47,797	13.1%	$29,168	> 8.0%	$36,460	> 10.0%
Tier 1 capital (to risk-weighted assets)	45,429	12.5	>21,876	>6.0	>29,168	>8.0
Tier 1 capital (to average assets)	45,429	8.2	>22,045	>4.0	>27,557	>5.0
Tier 1 common equity (to risk-weighted assets)	45,429	12.5	>16,407	>4.5	>23,699	>6.5

As a licensed mortgagee, the Bank is subject to the rules and regulations of the Department of Housing and Urban Development (“HUD”), Federal Housing Authority (“FHA”) and state regulatory authorities with respect to originating, processing and selling loans. Those rules and regulations, among other things, require the maintenance of minimum net worth levels (which vary based on the portfolio of FHA loans originated by the Bank). Failure to meet the net worth requirements could adversely impact the ability to originate loans and access secondary markets. As of December 31, 2022 and 2021, the Bank maintained the minimum required net worth levels.

The Bank must hold a capital conservation buffer. As of December 31, 2022, the Bank is required to maintain a capital conservation buffer of 2.50%. At December 31, 2022, the Bank met the regulatory minimum capital requirements. Failure to maintain the full amount of the buffer will result in restrictions on the Bank’s ability to make capital distributions and to pay discretionary bonuses to executive officers.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

11. Derivatives and Risk Management Activities

The Company did not have any derivative instruments designated as hedging instruments, or subject to master netting and collateral agreements as of and for the year ended December 31, 2022 and 2021. The following tables summarize the amounts recorded in the Company’s Consolidated Statement of Financial Condition for derivatives not designated as hedging instruments as of December 31, 2022 and 2021, (dollars in thousands):

December 31, 2022
Asset Derivatives	Balance Sheet Presentation	Fair Value	Notional Amount
IRLCs	Mortgage banking derivatives	$612	$38,675
Forward loan sales commitments	Mortgage banking derivatives	—	—
TBA securities	Mortgage banking derivatives	—	—

Liability Derivatives	Balance Sheet Presentation	Fair Value	Notional Amount
IRLCs	Other liabilities	$—	$—
Forward loan sales commitments	Other liabilities	2	1,130
TBA securities	Other liabilities	—	—

December 31, 2021
Asset Derivatives	Balance Sheet Presentation	Fair Value	Notional Amount
IRLCs	Mortgage banking derivatives	$1,382	$70,259
Forward loan sales commitments	Mortgage banking derivatives	75	2,543
TBA securities	Mortgage banking derivatives	1	4,000

Liability Derivatives	Balance Sheet Presentation	Fair Value	Notional Amount
IRLCs	Other liabilities	$36	$2,327
Forward loan sales commitments	Other liabilities	35	2,995
TBA securities	Other liabilities	—	250

The following table summarizes the amounts recorded in the Company’s Consolidated Statements of Income for derivative instruments not designated as hedging instruments for the year ended December 31, 2022 and 2021 (dollars in thousands):

	Consolidated Statements of Income	Gain/(Loss)
	Presentation	For the year ended December 31, 2022	For the year ended December 31, 2021
IRLCs	Loss from derivative instruments	$(734)	$(1,195)
Forward loan sales commitments	Loss from derivative instruments	(42)	(85)
TBA securities	(Loss) gain from derivative instruments	(1)	77

	Total loss from derivative instruments	$(777)	$(1,203)

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

12. Earnings per Share

Earnings per share (“EPS”) consist of two separate components: basic EPS and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for each period presented. The diluted EPS calculation reflects the EPS if all outstanding instruments convertible to common stock were exercised. The computation of diluted earnings per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect. At December 31, 2022, there were 237,300 stock options outstanding of which 109,340 of the stock options were vested and exercisable at December 31, 2022. At December 31, 2022, there were 167,000 restricted stock shares outstanding of which 53,400 restricted stock shares were vested and exercisable at December 31, 2022. For the year ended December 31, 2022, 35,000 stock options outstanding and 2,800 restricted stock shares outstanding were not included in the computation of diluted net income per share as their effect was anti-dilutive. At December 31, 2021, there were 211,000 stock options outstanding of which 88,220 of the stock options were vested and exercisable at December 31, 2021. At December 31, 2021, there 87,000 restricted stock shares outstanding of which 36,320 restricted stock shares were vested and exercisable at December 31, 2021. The 211,000 stock options outstanding and 50,680 restricted stock shares outstanding were included in the computation of diluted net income per share for the year ended December 31, 2021 as their effect was not anti-dilutive.

The calculation of EPS for the year ended December 31, 2022 and 2021, is as follows (dollars in thousands, except per share data):

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Net income (basic and diluted)	$2,230	$4,052

Weighted average number of shares issued	2,317,906	2,272,167
Less weighted average number of treasury shares	(111,085)	(96,032)
Less weighted average number of unearned ESOP shares awards	(128,936)	(134,935)
Less weighted average number of unvested restricted stock awards	(82,140)	(56,770)

Basic weighted average shares outstanding	1,995,745	1,984,430
Add dilutive effect of stock options	57,144	46,693
Add dilutive effect of restricted stock awards	56,844	13,954

Diluted weighted average shares outstanding	2,109,733	2,045,077

Net income per share
Basic	$1.12	$2.04
Diluted	$1.06	$1.98

13. Employee Benefits

The Company adopted the Huntingdon Valley Bank Employee Stock Ownership Plan (the “ESOP”) for eligible employees. Eligible employees who have attained age 21 may participate in the ESOP on the later of the effective date of the ESOP or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The ESOP trustee purchased, on behalf of the ESOP, 8% of the total number of shares of HV Bancorp common stock issued in the offering. The ESOP funded the stock purchase with a loan from HV Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Huntingdon Valley Bank’s contribution to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 20-year term of the loan. The interest rate for the ESOP loan is an adjustable rate equal to the prime rate, as published in The Wall Street Journal, beginning on the closing date of the conversion. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. The collateral for the loan is the common stock of the Company purchased by the ESOP.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The trustee will hold the shares purchased by the ESOP in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the loan is repaid. As shares are released from collateral, the Company recognizes compensation expense equal to the average market price of the shares during the period and the shares will be outstanding for earnings-per-share purposes. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to the total aggregate compensation paid to all participants. A participant will become vested in his or her account balance at a rate of 20% per year over a six-year period, beginning in the second year of credited service. Participants who were employed by Huntingdon Valley Bank immediately prior to the conversion will receive credit for vesting purposes for years of service prior to the adoption of the ESOP. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon separation from service. The ESOP reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

During the year ended June 30, 2017, the ESOP purchased 8% of the total shares issued which equated to 174,570 shares of the Company’s common stock in the open market ranging from $12.50 per share to $14.21 per share for a weighted average price per share of $13.92, and a total purchase price of $2,430,000. The Company recognized ESOP expense of $46,000 and $166,000 for the year ended December 31, 2022 and 2021, respectively.

The following table presents the components of the ESOP Shares at December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Allocated shares	44,813	43,595
Committed shares	—	—
Unreleased shares	128,776	130,928

Total ESOP shares	173,589	174,523

Fair value of unreleased shares (in thousands)	$3,662	$2,854

The Company also maintains a retirement plan for all eligible employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. Participants can contribute up to 15% of their compensation, as defined, to the plan. The Company’s contribution to the Plan is discretionary and will be determined on a yearly basis. During the year ended December 31, 2022, the Company made no contributions to the Plan. The Company made a $150,000 contribution to the Plan during the year ended December 31, 2021.

Equity Incentive Plans

The Company’s shareholders approved the HV Bancorp, Inc. 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”) at the Special Meeting on June 13, 2018. An aggregate of 305,497 shares of authorized but unissued common stock of the Company was reserved for future grants of incentive and non-qualified stock options, restricted stock awards and restricted stock units under the 2018 Equity Incentive Plan. Of the 305,497 authorized shares, the maximum number of shares of the Company’s common stock that may be issued under the 2018 Equity Incentive Plan pursuant to the exercise of stock options is 218,212 shares, and the maximum number of shares of the Company’s common stock that may be issued as restricted stock awards or restricted stock units is 87,285 shares.

The product of the number of shares granted and the grant date market price of the Company’s common stock determine the fair value of restricted stock under the Company’s 2018 Equity Incentive plan. Management recognizes compensation expense for the fair value of restricted stock on a straight-line basis over the requisite service period for the entire award. As of December 31, 2022, there were 3,997 shares available for future awards under this plan, which includes 3,712 shares available for incentive and non-qualified stock options and 285 shares available for restricted stock awards. The restricted shares and stock options vest over a seven-year period.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The Company’s shareholders approved the HV Bancorp, Inc. 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”) at the Annual Meeting of shareholders on May 19, 2021. The 2021 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 175,000 shares of Company common stock pursuant to grants of incentive and non-qualified stock options, restricted stock awards and restricted stock units. As of December 31, 2022, there were 115,000 grants issued under the 2021 Equity Incentive Plan with 60,000 shares available for future awards under this plan. There were no shares outstanding under the 2021 Equity Incentive Plan at December 31, 2021. During June 2022, 80,000 shares of restricted stock awards were granted which vest over a seven year period. Management recognizes compensation expense for the fair value of restricted stock on a straight-line basis over the requisite service period for the entire award. In addition, during June 2022, 35,000 shares of stock options were granted which vest 20% per year over a five year period.

Stock option expense was $102,000 and $58,000 for the year ended December 31, 2022 and 2021, respectively. At December 31, 2022, total unrecognized compensation cost related to stock options was $481,000.

A summary of the Company’s stock option activity and related information for the year ended December 31, 2022 and 2021 was as follows:

	December 31, 2022
	Options	Weighted-Average Exercise Price	Weighted-Average Remaining contractual Life (in years)	Average Intrinsic Value
Outstanding, January 1, 2022	211,000	$14.92	6.6	$1,451,680
Granted	35,000	20.11	—	—
Exercised	(8,700)	15.46	—	—
Forfeited	—	—	—	—

Outstanding, December 31, 2022	237,300	$15.67	6.2	$3,030,321

Exercisable, December 31, 2022	109,340	$14.85	5.6	$1,485,931

	December 31, 2021
	Options	Weighted-Average Exercise Price	Weighted-Average Remaining contractual Life (in years)	Average Intrinsic Value
Outstanding, January 1, 2021	216,400	$14.93	7.6	$484,736
Granted	—	—	—	—
Exercised	(1,900)	14.80	—	—
Forfeited	(3,500)	15.35	—	—

Outstanding, December 31, 2021	211,000	$14.92	6.6	$1,451,680

Exercisable, December 31, 2021	88,220	$14.89	6.6	$609,600

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Year Ended December 31,
2022
Dividend yield	0.00%
Expected life	10 years
Expected volatility	36.41%
Risk-free interest rate	3.33%
Weighted average grant date fair value	$10.62

Restricted stock expense was $433,000 and $182,000 for the year ended December 31, 2022 and 2021, respectively. At December 31, 2022, the expected future compensation expense relating to non-vested stock outstanding was $1.9 million.

A summary of the Company’s restricted stock activity and related information for the year ended December 31, 2022 and 2021, is as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value
Non-vested, January 1, 2021	62,860	$14.97
Granted	—	—
Vested	(12,180)	14.95
Forfeited	—	—

Non-vested at December 31, 2021	50,680	$14.98

Granted	80,000	20.11
Vested	(17,080)	15.09
Forfeited	—	—

Non-vested at December 31, 2022	113,600	$18.58

14. Income Taxes

The table below summarizes the income tax expense for the year ended December 31, 2022 and 2021:

(Dollars in thousands)	For the year ended December 31, 2022	For the year ended December 31, 2021
Current:
Federal	$937	$1,695
State	8	411

	945	2,106
Deferred:
Federal	(370)	(642)

	(370)	(642)

Total income tax expense	$575	$1,464

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The expense for income taxes for the year ended December 31, 2022 and 2021 differed from the federal income tax statutory rate due to the following:

	For the year ended December 31, 2022		For the year ended December 31, 2021
(Dollars in thousands)	Amount	Rate	Amount	Rate
Tax at statutory rate	$589	21.0%	$1,158	21.0%
State tax, net of federal benefit	6	0.2%	326	5.9%
Bank-owned life insurance	(124)	-4.4%	(31)	-0.6%
Tax-exempt interest	(11)	-0.4%	(7)	-0.1%
Other, net	115	4.1%	18	0.3%

	$575	20.5%	$1,464	26.5%

Deferred income taxes result from temporary differences in recording certain revenues and expenses for financial reporting purposes. The net deferred tax asset and liabilities at the periods shown consisted of the following:

(Dollars in thousands)	December 31, 2022	December 31, 2021
Deferred tax assets:
Allowance for loan losses	$753	$497
Non-accrual interest	10	8
Accrued expenses	74	182
Stock-based compensation	57	30
Unrealized loss on securities	1,367	62
Operating lease liabilities	1,729	1,896

Gross deferred tax assets	$3,990	$2,675

Deferred tax liabilities:
Depreciation	$296	$168
Fair value adjustment of IRLC, TBA securities and forward loan sales commitments	128	291
Operating lease right-of-use assets	1,647	1,820
Gain on fair value of loans	62	193

Gross deferred tax liabilities	2,133	2,472

Net deferred tax asset	$1,857	$203

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

Retained earnings included $1.7 million at December 31, 2022 and 2021, for which no provision for federal income tax has been made. This amount represents deductions for bad debt reserves for tax purposes, which were only allowed to savings institutions that met certain criteria prescribed by the Internal Revenue Code of 1986, as amended. The Small Business Job Protection Act (the Act) eliminated the special bad debt deduction granted solely to thrifts. Under the terms of the Act, there would be no recapture of the pre-1988 (base year) reserves. However, these pre-1988 reserves would be subject to recapture under the rules of the Internal Revenue Code if the Company pays a cash dividend in excess of earnings and profits, or liquidates.

15. Fair Value of Financial Instruments

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is determined at a reasonable point within the range that is most representative of fair value under current market conditions. Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuation is based unadjusted on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

Assets measured at fair value on a recurring basis at December 31, 2022 and 2021 are summarized below:

	December 31, 2022
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Investment securities available-for-sale:
U.S. governmental securities	$—	$2,887	$—	$2,887
U.S. Treasury securities	38,556	—	—	38,556
Corporate notes	—	11,782	—	11,782
Collateralized mortgage obligations - agency residential	—	1,681	—	1,681
Mortgage-backed securities - agency residential	—	511	—	511
Bank CDs	—	247	—	247
Loans held-for-sale	—	15,239	—	15,239
Interest rate lock commitments	—	—	612	612
Forward loan sales commitments	—	—	—	—
TBA securities	—	—	—	—

	$38,556	$32,347	$612	$71,515

	December 31, 2021
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Investment securities available-for-sale:
U.S. governmental securities	$—	$3,512	$—	$3,512
Corporate notes	—	15,825	3,042	18,867
Collateralized mortgage obligations - agency residential	—	7,664	—	7,664
Mortgage-backed securities - agency residential	—	7,543	—	7,543
Municipal securities	—	6,419	—	6,419
Bank CDs	—	507	—	507
Loans held for sale	—	40,480	—	40,480
Interest rate lock commitments	—	—	1,382	1,382
Forward loan sales commitments	—	75	—	75
TBA securities	—	1	—	1

	$—	$82,026	$4,424	$86,450

Liabilities measured at fair value on a recurring basis at December 31, 2022 and 2021 are summarized below:

	December 31, 2022
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Interest rate lock commitments	$—	$—	$—	$—
Forward loan sales commitments	—	2	—	2
TBA securities	—	—	—	—

	$—	$2	$—	$2

	December 31, 2021
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Interest rate lock commitments	$—	$—	$36	$36
Forward loan sales commitments	—	35	—	35
TBA securities	—	—	—	—

	$—	$35	$36	$71

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

There were no assets measured at fair value on a nonrecurring basis at December 31, 2022 and 2021.

The estimated fair values of the Company’s financial instruments that are not required to be measured at fair value were as follows at December 31, 2022 and 2021 (in thousands):

December 31, 2022	Carrying	Estimated	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(Dollars in thousands)	Amount	Fair Value	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$16,280	$16,280	$16,280	$—	$—
Investments securities, held-to-maturity	29,771	27,663	—	26,761	902
Equity securities	500	500	—	—	500
Loans receivable, net	468,955	458,166	—	—	458,166
Bank-owned life insurance	10,263	10,263	10,263	—	—
Restricted investment in bank stock	2,052	2,052	2,052	—	—
Accrued interest receivable	2,473	2,473	2,473	—	—
Mortgage Servicing Rights	202	241	—	—	241
Liabilities:
Deposits	$525,238	$523,920	$458,221	$65,699	$—
Advances from the FHLB	26,593	24,236	—	24,236	—
Federal Reserve PPPLF advances	—	—	—	—	—
Subordinated debt	9,997	8,594	—	—	8,594
Advances from borrowers for taxes and insurance	503	503	503	—	—
Accrued interest payable	285	285	285	—	—

Off-balance sheet:
Commitment to extend credit	$—	$—	$—	$—	$—

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

December 31, 2021	Carrying	Estimated	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(Dollars in thousands)	Amount	Fair Value	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$120,788	$120,788	$120,788	$—	$—
Equity securities	500	500	—	—	500
Loans receivable, net	325,203	328,676	—	—	328,676
Bank-owned life insurance	6,557	6,557	6,557	—	—
Restricted investment in bank stock	2,008	2,008	2,008	—	—
Accrued interest receivable	1,340	1,340	1,340	—	—
Mortgage Servicing Rights	3,382	4,249	—	—	4,249
Liabilities:
Deposits	$463,989	$464,164	$431,815	$32,349	$—
Advances from the FHLB	26,431	26,492	—	26,492	—
Federal Reserve PPPLF advances	3,119	3,119	—	3,119	—
Subordinated debt	9,996	10,436	—	—	10,436
Advances from borrowers for taxes and insurance	439	439	439	—	—
Accrued interest payable	73	73	73	—	—

Off-balance sheet:
Commitment to extend credit	$—	$—	$—	$—	$—

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. During the year ended December 31, 2022, the Company transferred $935,000 out of Level 3 as a result of change in the classification of securities from available-for-sale to held-to-maturity. During the year ended December 31, 2021, there was approximately $7.7 million transferred out of Level 3 into Level 2 as the Company determined there were significant observable inputs to classify as sufficiently observable.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The following tables represent assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at December 31, 2022 and 2021:

	Level 3
	Corporate notes	IRLC-Asset	IRLC-Liability
Beginning Balance: January 1, 2022	$3,042	$1,382	$(36)
Total gains (losses) (unrealized):
Included in other comprehensive loss	(107)	—	—
Total (loss) gains included in earnings and held at reporting date	—	(770)	36
Purchases, sales and settlements	(2,000)	—	—
Transfers out of Level 3	(935)	—	—

Ending Balance: December 31, 2022	$—	$612	$—

Change in unrealized (losses) gains for the period included in earnings (or changes in net assets) for assets held as of December 31, 2022	—	(770)	36
Change in unrealized losses for the period included other comprehensive loss for assets held as of December 31, 2022	$(107)	$—	$—

	Level 3
	Corporate notes	IRLC-Asset	IRLC-Liability
Beginning Balance: January 1, 2021	$8,068	$2,647	$(106)
Total (losses) gains (unrealized):
Included in other comprehensive income	(112)	—	—
Total gains (losses) included in earnings and held at reporting date	97	(1,265)	70
Purchases, sales and settlements	2,669	—	—
Transfers (out of) into Level 3	(7,680)	—	—

Ending Balance: December 31, 2021	$3,042	$1,382	$(36)

Change in unrealized gains (losses) for the period included in earnings (or changes in net assets) for assets held as of December 31, 2021	97	(1,265)	70
Change in unrealized losses for the period included other comprehensive income for assets held as of December 31, 2021	$(112)	$—	$—

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

At December 31, 2022, there were no corporate notes measured at fair value on a recurring basis. At December 31, 2021, the Company has classified $3.0 million of corporate notes as Level 3. The Company’s methodology to value the three sub-debt bonds was to obtain fair values of similar sub-debt bonds issuances over the past twelve months from a broker/investment firm. At December 31, 2021, the weighted average of the market quotes applied is 102.1%. Since the Corporate notes are not widely traded, the Company considered the inputs as unobservable.

At December 31, 2022 and 2021, the Company has classified $612,000 and $1.3 million of net derivative assets related to IRLC as Level 3. The fair value of IRLCs is based on prices obtained for loans with similar characteristics from third parties, adjusted by the pull-through rate, which represents the Company’s best estimate of the probability that a committed loan will fund. At December 31, 2022, the weighted average pull-through rates applied ranged from 69.6% to 99.3%.

Significant unobservable inputs for assets and liabilities measured at fair value on a recurring basis at December 31, 2022 and 2021:

Quantitative Information about Level 3 Fair Value Measurements at December 31, 2022
(Dollars in thousands)	Fair Value	Valuation Technique	Significant Unobservable Input	Range	Weighted Average
Measured at Fair Value on a Recurring Basis:
Net derivative asset and liability:
IRLC	$612	Discounted cash flows	Pull-through Rates	69.56%-99.29%	91.93%

Quantitative Information about Level 3 Fair Value Measurements at December 31, 2021
			Significant
(Dollars in thousands)	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Measured at Fair Value on a Recurring Basis:
Corporate notes	$3,042	Market comparable securities	Offered quotes	101.00%-102.50%	102.12%
Net derivative asset and liability:
IRLC	$1,346	Discounted cash flows	Pull-through Rates	81.61%-100.00%	93.06%

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

16. Changes in and Reclassification out of Accumulated Other Comprehensive Income (Loss)

The following tables present the changes in the balances of each component of accumulated other comprehensive income (loss) (“AOCI”) for the year ended December 31, 2022 and 2021, respectively. All amounts are presented net of tax.

Net unrealized holding (losses) gains on securities (1):
(Dollars in thousands)	Net unrealized gains and losses on available-for-sales securities	Net unrealized gains and losses on held-to-maturity securities
Balance at beginning period	$(148)	$—
Unrealized holding loss on available-for-sale securities before reclassification	(3,622)	—
Accretion of discount on securities transferred to held-to-maturity	—	515
Amount reclassified for investment securities gains included in net income	(11)	—

Net current-period other comprehensive (loss) income	(3,633)	515

Balance at ending period	$(3,781)	$515

(1)	All amounts are net of tax. Related income tax expense or benefit is calculated using an income tax rate approximately 29.5% for the year ended December 31, 2022.

Net unrealized holding (losses) gains on available-for-sale securities (1):	For the Year Ended
(Dollars in thousands)	December 31, 2021
Balance at beginning period	$238
Unrealized holding loss on available-for-sale securities before reclassification	(311)
Amount reclassified for investment securities gains included in net income	(75)

Net current-period other comprehensive loss	(386)

Balance at ending period	$(148)

(1)	All amounts are net of tax. Related income tax expense or benefit is calculated using an income tax rate approximately 29.5%, for the year ended December 31, 2021.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The following table present reclassifications out of AOCI by component for the year ended December 31, 2022 and 2021, respectively:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
(Dollars in thousands)	Amount reclassified from AOCI (2)	Amount reclassified from AOCI (2)	Affected line item in the Consolidated Statement of Income
Net unrealized gain on available-for securities (1)	$16	$106	Gain on sale of investment securities, net
	(5)	(31)	Income Tax Expense

	$11	$75

(1)	For additional details related to unrealized gains on investment securities and related amounts reclassified from accumulated other comprehensive loss, see Note 2, “Investment securities.”
(2)	Amounts in parenthesis indicate debits.

17. Commitments and Contingencies

The Company is involved in various legal actions arising in the normal course of business. Management, after taking into consideration legal counsel’s evaluation of such actions, is of the opinion that the outcome of these matters will not have a material adverse effect on the financial position, operating results, or equity of the Company.

The Company is party to certain financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments are entered into in the normal course of business and include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In the opinion of management, market risk (interest rate changes) associated with these instruments is nominal.

Open mortgage loan commitments granted to loan applicants at December 31, 2022 and 2021 are $23.7 million and $39.7 million, respectively. Open commercial loan commitments granted to loan applicants at December 31, 2022 and 2021, are $7.0 million and $8.4 million, respectively.

At December 31, 2022, the Company had no forward loan sales commitments compared to $2.3 million at December 31, 2021. The Company had no mandatory TBAs at December 31, 2022 compared to $250,000 at December 31, 2021.

The undisbursed portion of open-ended HELOCs at December 31, 2022 and 2021 is $7.7 million and $8.9 million, respectively. The undisbursed portion of open-ended commercial and commercial real estate lines of credit at December 31, 2022 and 2021 are $86.5 million and $61.3 million, respectively. At December 31, 2022 and 2021, there was an open commercial letter of credit of $805,000 and $655,000.

There was $61.5 million and $63.8 million outstanding in letters of credit issued by the FHLB to secure certain deposits performance standby letters of credit at December 31, 2022 and 2021.

In the normal course of business, the Company sells loans in the secondary market. As is customary in such sales, the Company provides indemnification to the buyer under certain circumstances. This indemnification may include the obligation to repurchase loans or refund fees by the Company, under certain circumstances. In most cases, repurchases and losses are rare, and no provision is made for losses at the time of sale. When repurchases and losses are probable and reasonably estimable, a provision is made in the financial statements for such estimated losses. There was no provision for losses from repurchases as of December 31, 2022 and 2021.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

Residential mortgage loans serviced for others at December 31, 2022 and 2021 totaled $22.9 million and $371.9 million, respectively.

18. Concentrations

At December 31, 2022 and 2021, the Company’s lending activities were primarily concentrated in Southeastern Pennsylvania, with the largest concentration in Montgomery, Bucks and Philadelphia Counties as well as lending activities in New Jersey and Delaware. The performance of the Company’s loan portfolio is affected by economic conditions in the borrowers’ geographic region.

Mortgage loans held-for-sale were sold to investors that made up over ten percent of gain on sale of loans as follows:

(Dollars in thousands)	Number of Investors	Percentages of Mortgages Sold
December 31, 2022	3	69%
December 31, 2021	3	85%

19. Related Party

In the ordinary course of business, the Company has granted loans to related parties. The amount outstanding at December 31, 2022 and 2021 was $8.6 million and $2.0 million. Originations to related parties and repayments from related parties during the year-ended December 31, 2022 were $9.8 million and $3.2 million, respectively. During the year-ended December 31, 2021, originations to related parties and repayments from related parties were $4.0 million and $4.0 million, respectively.

The Company held deposits of approximately $11.1 million and $16.0 million for related parties at December 31, 2022 and 2021, respectively.

In November 2017, the Company engaged a third party to provide services for certain customers with large deposit balances, by offering both a competitive rate of return and FDIC insurance. Related party balances in this program totaled $4.6 million and $881,000 at December 31, 2022 and 2021, and for which we received no fee income for the year ended December 31, 2022 and 2021.

20. Revenue Recognition

The Company adopted ASU No. 2014-09 “Revenue from Contracts with Customers” (Topic 606) and all subsequent ASUs that modified Topic 606. The following is a discussion of key revenues of fees for customer services that are within the scope of the revenue guidance:

•

Fee income – Fee income primarily of revenue earned through cash management fees for Business Banking customers as well as fees received for placing customer deposits in a deposit placement network such that amounts are under the standard FDIC insurance maximum of $250,000 making the deposits eligible for FDIC insurance. The Company acts as an intermediary between the customer and the deposit placement network. The Company’s performance obligation is generally satisfied upon placement of the customer’s deposit in deposit placement network. The Company acts as an intermediary between the customer and the deposit placement network. The Company’s performance obligation is generally satisfied upon placement of the customer’s deposit in deposit placement network.

•

Insufficient fund fees and other service charges– Revenue from service charges on deposit accounts is earned through cash management, wire transfer, and other deposit-related services; as well as overdraft, non-sufficient funds, account management and other deposit-related fees. Revenue is recognized for these services either over time, corresponding with deposit accounts’ monthly cycle, or at a point in time for transactional related services and fees. These revenues are included in insufficient funds fees and other service charges in the table above.

•

ATM interchange and fee income – ATM fees are primarily generated when a Company cardholder uses a non-Company ATM or a non-Company cardholder used a Company’s ATM. The Company’s performance obligation for ATM fee income are largely satisfied, and related revenue recognized, when the services are rendered or upon completion.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

Under ASC Topic 606, management determined that the revenue emanating from interest and dividend income on loans and investments is not within scope of this topic. In addition, certain noninterest income streams such as income from bank owned life insurance, sales of investment securities, mortgage banking activities, mortgage servicing rights, and certain items within other income are also not in scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such deposit related fees, interchange fees, and fees income received in exchange for customer’s deposits sourced with a deposit placement network.

The following table presents noninterest income for the year ended December 31, 2022 and 2021:

(Dollars in thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021
Non-Interest Income
In-scope of Topic 606:
Fee income	$487	$309
Insufficient fund fees	96	75
Other service charges	232	97
ATM interchange fee income	18	14
Other income	5	2

Total Non-Interest Income (in-scope of Topic 606)	$838	$497

Out-of-scope of Topic 606:
Increase in cash surrender value of bank-owned life insurance	$236	$149
Gain on sale of loans, net	6,492	14,853
Gain on sale of available-for-sale securities	16	106
(Loss) gain from derivative instruments	(777)	(1,203)
Change in fair value for loans held-for-sale	(623)	(1,353)
Gain on sale of mortgage servicing rights, net	972	—
Other	724	375

Total Non-Interest Income (out-scope of Topic 606)	$7,040	$12,927
Total Non-Interest Income (in-scope of Topic 606)	838	497

Total Non-Interest Income	$7,878	$13,424

21. Leases

The Company adopted ASU No. 2016-02 “Leases” (Topic 842) and all subsequent ASUs that modified Topic 842. The Company elected to adopt the transition relief under ASC Topic 842 using the modified retrospective transition method. All lease agreements are accounted for as operating leases.

The majority of the Company’s leases are comprised of operating leases for real estate property for branches and office spaces with terms extending through 2039. The operating lease agreements are recognized on the consolidated statements of financial condition as a right-of-use (“ROU”) asset and a corresponding lease liability. The Company elected not to include short-term leases with initial terms of twelve months or less on the consolidated statements of financial condition.

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

The following table represents the classification of the Company’s ROU assets and lease liabilities in the Consolidated Statements of Financial Condition.

		December 31, 2022	December 31, 2021
Lease Right-of-Use Assets	Classification
Operating lease right-of-use assets	Operating lease right-of-use asset	$7,841	$8,669

Total Lease Right-of-Use Assets		$7,841	$8,669

		December 31, 2022	December 31, 2021
Lease Liabilities	Classification
Operating lease liabilities	Operating Lease liabilities	$8,234	$9,030

Total Lease Liabilities		$8,234	$9,030

The Company’s lease agreements frequently include one or more options to renew at the Company’s discretion. If at the beginning of the lease, the Company is reasonably certain that the renewal option will be exercised, the Company will include the extended term in the calculation of the ROU asset and lease liability. For the discount rate, Topic 842 requires the use of the rate implicit in the lease whenever this rate is readily determinable. If the rate is not readily determinable in the lease, the Company used its incremental borrowing rate at lease inception, on a collateralized basis, over a similar term.

	December 31, 2022	December 31, 2021
Weighted-average remaining lease term
Operating leases	10.1 years	11.0 years
Weighted-average discount rate
Operating leases	2.05%	2.04%

The following table represents lease costs:

(Dollars in thousands)	For the year ended December 31, 2022	For the year ended December 31, 2021
Operating lease cost	$828	$859
Short-term lease cost	70	17

Total	$898	$876

Future minimum payments for operating leases with initial or remaining terms of one year or more as of December 31, 2022 and 2021 were as follows:

(Dollars in thousands)	December 31, 2022
Twelve Months Ended:
Within one year	$987
After one but within two years	988
After two but within three years	937
After three but within four years	949
After four but within five years	962
After five years	4,354

Total Future Minimum Lease Payments	9,177
Amounts Representing Interest	(943)

Present Value of Net Future Minimum Lease Payments	$8,234

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

22. Segment Reporting

The Company has identified four reportable segments: retail banking; mortgage banking; business banking and the bank holding company. Revenue from the retail banking activities consists primarily of interest earned on investment securities and loans and service charges on deposit accounts. Revenue from the mortgage banking and business banking activities are comprised of interest earned on loans and fees received as a result of the mortgage loan origination process. The Mortgage Banking Segment originates residential mortgage loans which are sold into the secondary market along with the loans’ servicing rights. Revenue from bank holding company activities is mainly comprised of interest earned on investment securities and intercompany income.

The following tables present summary financial information for the reportable segments (in thousands):

	For the year ended December 31, 2022
	Retail Banking	Mortgage Banking	Business Banking	Holding Company	Intercompany Eliminations	Consolidated
Total Interest Income	$7,331	$820	$14,699	$50	$(29)	$22,871
Total Interest Expense	1,218	115	2,262	451	(13)	4,033

Net Interest Income	6,113	705	12,437	(401)	(16)	18,838

Provision for Loan losses	334	—	1,201	—	—	1,535

Net interest income (loss) after provision for loan losses	5,779	705	11,236	(401)	(16)	17,303

Total non-interest income	1,007	6,127	794	—	(50)	7,878

Non-interest Expense:
Salaries and employee benefits	5,231	4,368	3,926	—	(16)	13,509
Other expenses	4,542	2,598	1,493	284	(50)	8,867

Total non-interest expenses	9,773	6,966	5,419	284	(66)	22,376

Income (loss) before income taxes	(2,987)	(134)	6,611	(685)	—	2,805
Income tax (benefit) expense	(615)	(28)	1,362	(144)	—	575

Net (loss) income	$(2,372)	$(106)	$5,249	$(541)	$—	$2,230

Total assets as of December 31, 2022	$295,832	$16,053	$303,177	$52,144	$(51,449)	$615,757

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

	For the year ended December 31, 2021
	Retail Banking	Mortgage Banking	Business Banking	Holding Company	Intercompany Eliminations	Consolidated
Total Interest Income	$5,037	$1,553	$10,033	$168	$(83)	$16,708
Total Interest Expense	596	207	1,157	268	(15)	2,213

Net Interest Income	4,441	1,346	8,876	(100)	(68)	14,495

(Credit) Provision for Loan losses	(189)	—	742	—	—	553

Net interest income (loss) after provision for loan losses	4,630	1,346	8,134	(100)	(68)	13,942

Total non-interest income	484	12,279	693	18	(50)	13,424

Non-interest Expense:
Salaries and employee benefits	5,143	5,518	3,064	—	(68)	13,657
Other expenses	3,608	3,128	1,201	306	(50)	8,193

Total non-interest expenses	8,751	8,646	4,265	306	(118)	21,850

Income (loss) before income taxes	(3,637)	4,979	4,562	(388)	—	5,516
Income tax (benefit) expense	(954)	1,306	1,193	(81)	—	1,464

Net (loss) income	$(2,683)	$3,673	$3,369	$(307)	$—	$4,052

Total assets as of December 31, 2021	$297,707	$45,320	$212,782	$52,605	$(48,290)	$560,124

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

23. Condensed Financial Information - Parent Company Only

Condensed financial statements of HV Bancorp, Inc. are as follows (in thousands):

Condensed Statement of Financial Condition

(Dollars in thousands)

	December 31, 2022	December 31, 2021
Assets

Cash and due from banks	$981	$2,991
Interest-bearing deposits with banks	50	241

Cash and cash equivalents	1,031	3,232
Investment securities available-for-sale, at fair value	—	3,531
Equity securities	500	500
Loan to ESOP	1,967	1,993
Accrued interest receivable	—	31
Investment in Subsidiary	48,501	43,303
Deferred income taxes, net	—	7
Other assets	144	90

Total Assets	$52,143	$52,687

Liabilities and Shareholders’ Equity

Liabilities

Subordinated debt	$9,997	$9,996
Other liabilities	53	55
Shareholders’ equity	42,093	42,636

Total Liabilities and Shareholders’ Equity	$52,143	$52,687

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

Condensed Statements of Operations

(Dollars in thousands, except per share data)

	For the year ended December 31, 2022	For the year ended December 31, 2021
Interest Income
Interest and dividends on investments:
Taxable	$20	$84
Interest on mortgage-backed securities and collateralized mortgage obligations	—	1
Interest on interest-bearing deposits	14	15
Interest from ESOP Loan	16	68

Total Interest Income	50	168

Interest Expense
Interest on subordinated debt	451	268

Total Interest Expense	451	268
Net Interest Loss	(401)	(100)
Non-Interest Income
Gain on sale of available-for-sale securities, net	—	18

Total Non-Interest Income	—	18
Non-Interest Expense
Professional fees	119	144
Other expenses	165	162

Total Non-Interest Expense	284	306
Loss before income taxes	(685)	(388)
Income Tax Benefit	(144)	(81)

Loss before equity in undistributed net earnings of subsidiary	(541)	(307)
Equity in undistributed net earnings of subsidiary	2,771	4,359

Net Income	$2,230	$4,052

Other comprehensive (loss) income, net of tax
Unrealized loss on available-for-sale securities (pre-tax ($4,407), and $(441))	$(3,622)	$(311)
Accretion of discount on securities transferred to held-to- maturity	515	—
Reclassification adjustment for gains included in income (pre-tax ($16) and ($106), respectively	(11)	(75)

Other comprehensive loss	(3,118)	(386)

Comprehensive (Loss) Income	$(888)	$3,666

Net Income per share:
Basic	$1.12	$2.04

Diluted	$1.06	$1.98

HV Bancorp, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

Condensed Statements of Cash Flows

(dollars in thousands)

	For the year ended December 31, 2022	For the year ended December 31, 2021
Cash Flows from Operating Activities
Net income	$2,230	$4,052
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed net earnings of subsidiary	(2,771)	(4,359)
Net amortization of securities premiums and discounts	—	5
Gain on sale of available-for-sale securities, net	—	(18)
Decrease (increase) in:
Accrued interest receivable	31	(18)
Prepaid federal income taxes	(61)	(68)
Prepaid and other assets	7	251
Other liabilities	(2)	11

Net cash used in operating activities	(566)	(144)

Cash Flows from Investing Activities
ESOP repayment	42	102
Activity in available-for-sale securities:
Proceeds from sales	—	1,090
Maturities and repayments	—	221
Purchases	—	(3,616)
Investment in Subsidiary	(1,441)	(5,000)

Net cash used in investing activities	(1,399)	(7,203)

Cash Flows from Financing Activities
Net proceeds from issuance of subordinated debt	—	9,996
Proceeds from stock option exercise	136	28
Purchase of treasury stock	(372)	(391)

Net cash (used in) provided by financing activities	(236)	9,633

(Decrease) Increase in Cash and Cash Equivalents	$(2,201)	$2,286

Cash and Cash Equivalents, beginning of year	$3,232	$946

Cash and Cash Equivalents, end of year	$1,031	$3,232

Supplementary Schedule of Noncash Investing Activities
Transfer of investments securities available-for-sale to Subsidiary	$3,796	$—